EXHIBIT 99.2

NEWS RELEASE

Cliffs Natural Resources Inc. Board Elects New Director

Mark E. Gaumond to Join Company’s Board and Serve on Compensation and
Audit Committees

CLEVELAND – July 9, 2013 – Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) announced today that its Board of Directors has elected Mark E. Gaumond, 62, former Senior Vice Chair – Americas of Ernst & Young, as a new director. The appointment is effective July 8, 2013. With the addition of Mr. Gaumond, Cliffs’ Board will be comprised of a total of 10 directors.

James Kirsch, non-Executive Chairman of Cliffs’ Board of Directors, said, “With his strong financial background working with large international companies at both Arthur Andersen and Ernst & Young, Mark is an excellent addition to Cliffs’ Board. Mark has worked extensively with senior management and audit committees of many different public and privately held companies.”

“I am very pleased to join Cliffs’ Board and be part of a highly regarded mining company,” stated Mark Gaumond. “I look forward to working with management and my fellow board members to enhance shareholder value.”

Mr. Gaumond has functioned as the lead partner on many key accounts, and held senior management positions within two large accounting firms over the course of his career. In 1976, Mr. Gaumond joined Arthur Andersen in New York and was named a Partner in 1986. Over his 27 years with Andersen, Mr. Gaumond was a coordinating partner on Fortune 500 clients. He also served as the Managing Partner of Andersen’s Stamford office for eight years.

In 2002, Mr. Gaumond joined Ernst & Young’s New York office. He was appointed Americas Senior Vice Chair, in 2006 where he oversaw all revenue generating activities for the Americas. Previously, Mr. Gaumond worked with several large multinational clients and served as the Managing Partner of Ernst & Young’s San Francisco Office. He was a member of Ernst & Young’s Americas Executive Board and served on the Ernst & Young Partner Advisory Council. He also was Senior Advisory Partner for several of the firm’s largest clients.

Mr. Gaumond received a Master of Business Administration from the Leonard N. Stern School of Business, New York University. He received his A.B. in Government from Georgetown University. Currently, he serves as director for Booz Allen Hamilton and Rayonier, Inc. He is a former trustee of the California Academy of Sciences.

About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs’ strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world’s largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs’ products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia. In addition, Cliffs has a major chromite project, in the feasibility stage of development, located in Ontario, Canada.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Follow Cliffs on Twitter at: http://twitter.com/CliffsNR.

SOURCE: Cliffs Natural Resources Inc.

INVESTOR RELATIONS AND GLOBAL COMMUNICATIONS CONTACTS:
Jessica Moran Director, Investor Relations (216) 694-6532	Patricia Persico Director, Global Communications (216) 694-5316

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